Exhibit 99.1

For more information, contact:	FOR IMMEDIATE RELEASE
Stan Szczygiel, CFO, Prescient
610-719-1600 x360
sszczygiel@prescient.com

Prescient Applied Intelligence Receives $2.25 Million Investment to
Support Organic and Strategic Growth

West Chester, PA — May 4, 2005 — Prescient Applied Intelligence, Inc. (OTCBB: PPID), a leading provider of supply chain and advanced commerce solutions for retailers and suppliers, announced today it has entered into a definitive agreement with Tak Investments, LLC, raising gross proceeds of $2.25 million. Under the terms of the agreement, Tak Investments is investing $2.25 million in the company’s common stock at a purchase price of $0.44 per share. Tak Investments also will receive 1.5 million common stock purchase warrants exercisable at $1.00 per share. Tak Investments has agreed to a twelve-month lock-up in connection with the shares issued.

Concurrently with the completion of this financing, all of Prescient’s outstanding Series F preferred shares convert into an additional 3.4 million shares of common stock and 240 shares of Series G preferred stock (for those Series F holders whose ownership would exceed 9.99% of common shares outstanding upon completion of these transactions). The former holders of the Series F preferred stock will also receive 2.6 million common stock purchase warrants exercisable at $1.00 per share.

Under the terms of the agreement, Tak Investments will have the right to designate one person to be nominated for election to the Prescient board of directors following the next annual meeting of Prescient’s stockholders. In addition, Prescient will enter into a five-year Remote Resourcing Agreement with Healthcare BPO Partners L.P., an entity also owned by Mr. Tak, which provides for the outsourcing of data center and other related services.

In commenting on the investment, Jane Hoffer, the President and Chief Executive Officer of Prescient, said, “We are extremely pleased that Tak Investments shares our strategic vision and plans for growth and profitability, and that Mr. Tak, as President of E-Com Systems, a leading provider of EDI solutions for retailers and their trading partners, is well versed in the potential for Prescient’s advanced commerce and supply chain offerings. This investment places Prescient on sound financial footing, simplifies our capital structure, and positions Prescient to take advantage of strategic growth opportunities as they arise.”

Hoffer went on to say, “Our technology solutions and services align processes to focus on consumer demand through the exchange of information and collaboration between trading partners. Retailers share transaction data — what consumers are buying, and the velocity at which they are buying them; in turn, this data is used by suppliers to develop more accurate forecasts, driving better distribution and manufacturing planning. We have a clearly defined set of practical, proven solutions and services that deliver results to both retailers and suppliers, but the ultimate winner is the consumer.”

Commenting on the investment in Prescient, Sharad Tak said, “I believe Prescient is well positioned to take advantage of the business issues and trends that are driving the retail industry today. The company has strong customer references, extensive industry expertise, and an experienced management team, all of which provide a solid foundation for growth. I look forward to working closely with Prescient.”

For complete details related to the common stock purchase agreement, the common stock purchase warrants, the Series F conversion, the Series G preferred stock, the lock-up agreement, and the Remote Resourcing Agreement, please refer to the company’s Form 8-K filed by the company with the SEC.

Burnham Hill Partners, a division of Pali Capital, Inc. acted as the placement agent and financial advisor for the transactions discussed above.

About Prescient Applied Intelligence, Inc.
Prescient Applied Intelligence, Inc. enables retail trading partners to align planning and execution with changing market needs to maximize relationships and deliver on the promise of collaborative commerce. The company’s retailer-centric and collaborative commerce solutions are designed with the understanding that product demand and business processes are fluid. Prescient’s solutions capture information at the point of sale, provide greater visibility into real-time demand, and turn data into actionable information across the entire supply chain. As a result, the company’s products and services enable trading partners to compete effectively, increase profitability, and excel in today’s retail business climate. Household brand names like Ahold, AutoZone, Coors, Domino’s Pizza, Rite Aid, Sara Lee and Schwan’s rely on Prescient. For more information, go to www.prescient.com.

Forward-looking Statement
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should” and “will” and similar expressions as they relate to Prescient Applied Intelligence, Inc. are intended to identify such forward-looking statements. Prescient may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see “Risk Factors” in Prescient’s report on Form 10-KSB filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.